[DESCRIPTION] Results of Annual Stockholder Meeting Voting
The Fund held its annual stockholders meeting on April 22, 1997. The meeting originally was scheduled for February 26, 1997, but was adjourned several times due to an insufficient number of shares voting on certain matters on the agenda. The following actions were taken at the meeting:

1)	Election of Directors - The stockholders of the Fund elected Benny T. Hu,
Harvey H.W. Chang, Joe O. Rogers, Jack C. Tang, Shao-Yu Wang, David Dean
and Lawrence F. Weber to the Board of Directors to hold office until their
successors are 	elected and qualified.
		For	Withheld
		Benny T. Hu	9,597,338	322,741
		Harvey H.W. Chang	9,806,027	114,051
		Joe O. Rogers	9,807,789	112,289
		Jack C. Tang	9,595,243	324,836
		Shao-Yu Wang	9,803,735	116,343
		David Dean	9,802,897	117,181
		Lawrence F. Weber	9,817,863	102,215

2)  Ratification or Rejection of Independent Certified Public Accountants -
The stockholders of the Fund ratified the selection of Coopers & Lybrand
L.L.P.as independent public accountants of the Fund for the fiscal year ending
August 31, 1997.
	For	Against	Abstain
	9,867,737	23,770	28,570
3)  Approval or Disapproval of Reincorporation of the Fund - The stockholders of the Fund did not approve an Agreement of Merger reincorporating the Fund, currently a Delaware corporation, as a Maryland Corporation by means of a
	merger of the 	Fund into a wholly-owned, newly formed Maryland subsidiary.
	For	Against	Abstain	Broker Non-Vote
	3,512,245	1,870,697	481,003	4,056,134
4)	Approval or Disapproval of an amendment to the Fund's Amended and Restated
Certificate of Incorporation - The stockholders of the Fund did not approve an amendment to the Fund's Amended and Restated Certificate of Incorporation,
increasing the number of authorized shares of Common Stock from 20,000,000 to 60,000,000.
	For	Against	Abstain	Broker Non-Vote
	3,943,650	1,445,101	475,194	4,056,134
5)	Approval or Disapproval of an amendment permitting the Fund to purchase
 Taiwan Stock Exchange listed securities issued in initial or subsequent public offerings - The stockholders of the Fund did approve an amendment to
the Fund's investment 	limitations permitting the Fund to purchase Taiwan
Stock Exchange listed securities issued in initial and subsequent public offerings.
	For	Against	Abstain	Broker Non-Vote
	6,105,791	418,391	482,855	1,343,476
6)	Approval or Disapproval of an amendment permitting the Fund to engage in currency hedging transactions - The stockholders of the Fund did approve an amendment to the Fund's investment limitations permitting the Fund to engage in currency hedging transactions.
	For	Against	Abstain	Broker Non-Vote
	5,784,723	1,160,186	47,402	1,358,201